Exhibit 10.9

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 31, 2005 is entered into by and between MSC-Medical Services Company, a Florida corporation (the “Company”), MCP-MSC Acquisition, Inc.(the “Issuer”), and Robert Bunker (“Executive”).

Recitals

A. The Company and the Executive have previously entered into that certain Employment Agreement dated as of February 9, 2005, as amended and in effect on the date hereof (the “Prior Employment Agreement”) pursuant to which the Executive currently serves as Chairman of the Board, President and Chief Executive Officer of the Company.

B. The Company desires to amend and restate the Prior Employment Agreement and continue to retain the services of the Executive as Chairman of the Board, President and Chief Executive Officer of the Company in the manner set forth herein upon consummation of the transactions contemplated by the Stock Purchase Agreement (the “Purchase Agreement”), dated as of March 7, 2005, as amended and in effect on the date of this Agreement, by and among MSC Acquisition, Inc., a Florida corporation, its stockholders and warrantholders and the Issuer.

C. The Executive is willing to amend and restate the Prior Employment Agreement and to continue to serve in such capacities pursuant to the terms and conditions hereinafter set forth effective as of the date hereof. The Issuer, as the parent corporation of the Company, and the Company, through its Board of Directors (the “Board”), desire for the Company to retain the services of Executive, and Executive desires to be retained by the Company, on the terms and conditions set forth in this Agreement.

Agreement

For and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein, and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The employment of Executive under this Agreement, shall be for a period of three (3) years from the date hereof (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention to terminate this Agreement ninety (90) days prior to the expiration of the term (each a “Renewal Term” and together with the Initial Term, the “Term”). The Term shall be subject to earlier termination in accordance with the terms and conditions of this Agreement.

3. DUTIES. Executive shall serve as and have the title of Chairman of the Board, Chief Executive Officer and President of the Company and shall have such duties as assigned by the Board from time to time which are consistent with such position. During the Term of this Agreement, Executive shall have the right to serve as a member of the Board and as a member of the Board of Directors of the Issuer and all of its direct subsidiaries. Executive agrees to devote his full business time, energy, skills and best efforts to such employment while so employed. Nothing in this Agreement shall preclude Executive from (a) engaging in charitable and community affairs and investing his personal assets (except as may be restricted pursuant to Section 10 hereof) so long as such activities do not interfere with his duties and responsibilities hereunder or (b) from serving, subject to the prior approval of the Board (which consent shall not be unreasonably withheld), as a member of the board of directors or as a trustee of any other corporation, association or entity (except as may be restricted pursuant to Section 10 hereof).

4. COMPENSATION.

(a) Base Compensation. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of $450,000 per year, in equal installments no less frequently than monthly, through the Term (the “Base Compensation”). The Base Compensation shall be reviewed by the Company annually and increased according to performance of the Executive, as determined by the Board, in its sole and absolute discretion.

(b) Annual Bonus Compensation. The Executive shall be entitled to an annual bonus based on the realization of mutually determined financial and performance goals of the Company and the Executive. Assuming satisfaction of the mutually determined goals, the target bonus will be $250,000 and will be scaled to lesser amounts for partial achievement of the stated goals.

5. OPTIONS.

(a) Initial Grant. Executive shall be entitled to receive, pursuant to a separate Nonstatutory Stock Option Certificate (the “Option Agreement”), an option to purchase up to [    ] shares of common stock of the Issuer.

(b) Rollover Options. The Company acknowledges that the Executive has previously been awarded stock options as identified in Schedule A and the Company reaffirms herein its contractual commitments in the agreements awarding such options.

6. BENEFITS.

(a) Generally. Executive shall be eligible for fringe benefits pursuant to any pension, retirement, or other employee fringe benefit plan that the Company makes available to employees or executive officers of the Company and for which Executive will qualify according to his eligibility under the provisions thereof.

(b) Health and Disability Insurance. Executive shall be entitled to participate in health and disability insurance plans that the Company offers to other executive officers of the Company from time to time, consistent with past practice.

(c) Vacation. During the Term of this Agreement, Executive shall be entitled to fifteen (15) vacation days annually (which unused vacation days shall not accrue, and all unused vacation days not taken by the Executive in any particular year shall be paid in cash to the Executive upon any termination of employment), plus Company holidays and sick days in accordance with the Company’s policies and procedures.

7. EXPENSES. Except as otherwise agreed to herein, Executive shall be reimbursed, in accordance with Company practices and procedures, for all usual business expenses incurred on behalf of the Company.

8. TERMINATION. The term of Executive’s employment under this Agreement may be terminated prior to expiration of the Term provided in Section 2 hereof only in accordance with the following sections.

(a) For Cause. This Agreement may be immediately terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive by the Board as a result of the existence or occurrence of one or more of the following conditions or events:

(i) the failure of Executive to perform his material duties hereunder, which failure continues after the date which is fifteen (15) days after the Company provides the Executive with written notice of such failure;

(ii) the breach by Executive of any provision hereof, which breach is not cured within fifteen (15) days after written notice thereof to Executive;

(iii) Executive’s willful misconduct in connection with the performance of his duties as an employee or officer of the Company;

(iv) commission by Executive of any act of fraud or material misrepresentation or a material act of misappropriation in connection with his duties as an employee or officer of the Company;

(v) commission by Executive of any crime which constitutes a felony;

(vi) the entry of a judgment or order enjoining or preventing Executive from such activities as are material or essential for Executive to perform his services as required by this Agreement; or

(vii) willful and deliberate conduct or activities by Executive which would be reasonably likely to result in material damage to the business of the Company.

(b) Mutual. Executive’s employment under this Agreement may be terminated upon mutual written agreement of the Company and Executive.

(c) Without Cause. The Company and the Executive shall have the right to terminate this Agreement and the Executive’s employment with the Company at any time without Cause.

(d) Death. In the event of the death of Executive, the employment of Executive shall terminate immediately.

(e) Disability. If, during Executive’s employment with the Company, Executive shall become permanently disabled and unable to perform his duties as required herein (“Disability”) for a total of one hundred eighty (180) days in any twelve (12) month period then the Company may, upon thirty (30) days written notice to Executive, terminate Executive’s employment under this Agreement.

9. SEVERANCE. In the event of the termination of Executive’s employment under this Agreement for any reason, the Company shall provide the payments and benefits to Executive as indicated below:

(a) With Cause or Voluntary Termination by Executive. If Executive is terminated for Cause (as defined in Section 8(a) of this Agreement), or if Executive voluntarily terminates his employment with the Company, the Company shall be obligated only to continue to pay to Executive his Base Compensation, if any, earned up to the date of termination and shall reimburse Executive for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination; provided, however, that the foregoing shall not impair the Executive’s rights under the Option Agreement or any subsequently granted option in accordance with Section 5.

(b) Termination Without Cause, Death or Disability. In the event that the Company shall terminate Executive without Cause, upon the death or Disability of the Executive or in accordance with Section 2 hereof, the Company shall be obligated to continue to pay full Base Compensation and benefits to Executive, or his heirs, as applicable, for a period of one (1) year after the date of termination.

10. NONCOMPETITION; NONSOLICITATION. For a period beginning on the date hereof and ending one year following the date on which the Executive ceases to be employed by the Company, the Executive shall not, except as an employee or agent of the Company, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company did business as of the date hereof or at any time during the Executive’s employment by the Company or in which its products or services are or were marketed or sold, alone or in association with others, as principal, agent, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with that engaged in by the Company as of the date hereof or by the Company and its subsidiaries at any time during Executive’s employment by the Company (“Competitive Business”). For a period beginning on the date hereof and ending two years following the date on which the Executive ceases to be employed by the Company, the Executive shall not, except as an employee or agent of the Company, directly or indirectly, on behalf of himself or any other person or entity, (A) accept business from or solicit the business of (in either case, which such business is competitive with that of the Company and its subsidiaries) (a) any person or entity who is, or who had been at any time during the preceding two years or at any time during the Executive’s employment by the Company, a customer of the Company and its subsidiaries or any successor to the business of the Company (each a “Customer”), or otherwise divert or attempt to divert any business from the Company or any successor or otherwise induce, request, advise or persuade any Customer to cease to do business with or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with the Company or any successor; or (B) solicit or induce any person who is an employee of, or otherwise engaged by, the Company, to leave the employ or engagement of the Company or hire any such person until one (1) year after such person has left the employ of the Company, or any such successor or any person with whom such person was placed for employment or engagement during the preceding one year. The Executive shall not at any time, directly or indirectly, except as an employee or agent of the Company, use or purport to authorize any person or entity to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Notwithstanding anything to the contrary contained herein, the following activities shall not be deemed to be a violation of the provisions of this Section: the ownership or control by the Executive of up to five percent of the outstanding voting securities or securities of any publicly traded class of a company with a class of securities which are publicly traded.

11. CONFIDENTIALITY. The Executive acknowledges that the intellectual property and all other confidential or proprietary information with respect to the Company’s engagement in the business of distributing medical supplies, equipment and services throughout the United States of America (the “Business”) are valuable, special and unique. The Executive shall not, at any time after the date hereof, except as an employee or agent of the Company, or except as required by applicable law, disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the Company or the Business, whether or not for his own benefit, without the prior written consent of the Company, including without limitation, confidential or proprietary information as to the financial condition, results of operations, strategic partners, customers, suppliers, products, products under development, services, inventions, sources, leads or methods of obtaining new products or business, intellectual property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Business, but not including information which is or shall become generally available to the public or is generally known in the industry other than as a result of an unauthorized disclosure by the Executive or a person or entity to whom the Executive has provided such information. The Executive acknowledges that Company would not enter into this Employment Agreement without the assurance that all such confidential and/or proprietary information will be used for the exclusive benefit of the Company.

12. NONDISPARAGEMENT. Neither the Executive nor the Company shall (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by the Executive and the Company to not) commit any act or omission that would tend to disparage or adversely affect the reputation of the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, partners, members, employees, businesses or operations. Without in any way limiting the generality of the foregoing, the Executive and the Company shall not (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by the Executive and the Company to not) make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, partners, members, employees, businesses or operations.

13. ENFORCEABILITY OF RESTRICTIVE COVENANTS. The restrictions set forth in this Agreement are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Business. The parties acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company in the event the covenants contained in this Agreement were not complied with in accordance with their terms. Accordingly, the Executive agrees that any breach or threatened breach by him of any provision of this Agreement shall entitle the Company to seek injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to them, and that they shall be entitled to receive from the Executive reimbursement for all attorneys’ fees and expenses incurred by the Company in enforcing these provisions. In addition to its other rights and remedies, the Company shall have the right to require the Executive, if he breaches any of the covenants contained in this Agreement to account for and pay over to the Company all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such party from the action constituting such breach. If the Executive breaches the restrictive covenants set forth in this Agreement, the running of the time periods described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Agreement relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, such time period, scope of activities and/or geographic area, as the case may be, shall be reduced to the maximum that such court deems enforceable. If any provisions of this Agreement other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

14. OTHER AGREEMENTS. Executive represents that his employment hereunder shall not violate any terms or conditions of the Executive’s employment with any prior employer or any other agreement with the Company.

15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Executive, to the address set forth below his name on the signature page hereto.

If to the Company:

MSC-Medical Services Company

c/o Monitor Clipper Partners, LLC

Two Canal Park

Cambridge, MA 02141

Attn: Peter S. Laino

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn: Winthrop G. Minot

16. ENTIRE AGREEMENT; MODIFICATION.

(a) This Agreement, the Purchase Agreement, any Option Agreement and the Stockholder Representative Agreement contain the entire agreement of the Company, the Issuer and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement, the Purchase Agreement, any Option Agreement and the Stockholder Representative Agreement supersede any prior statements, writings, promises, understandings or commitments between the parties hereof, including the Prior Employment Agreement.

(b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

17. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, personal representatives and permitted assigns of the parties. Except as otherwise set forth in this Agreement, neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

18. GOVERNING LAW; VENUE; INDEPENDENT REPRESENTATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Duval, State of Florida. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. Executive acknowledges and agrees that he has had the opportunity to seek his own independent legal counsel to represent Executive’s interest in connection with the transactions contemplated by this Agreement.

19. MISCELLANEOUS.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(c) Except as otherwise provided herein, in the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

(d) The prevailing party in any litigation brought to enforce the provisions of this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorney’s fees and expenses incurred in connection with such litigation.

(e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MSC-MEDICAL SERVICES COMPANY, a Florida corporation

By:	/s/ Peter S. Laino
Name: Peter S. Laino
Title: Vice President

MCP-MSC ACQUISITION, INC., a Delaware corporation

By:	/s/ Peter S. Laino
Name: Peter S. Laino
Title: President

EXECUTIVE:

/s/ Robert Bunker
Robert Bunker
Address: